John Hancock Bank and Thrift Opportunity Fund



SHAREHOLDER MEETING
On February 10, 2003, the Annual Meeting of the Fund was held to elect four Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:
WITHHELD FOR AUTHORITY Ronald R. Dion 69,221,199 12,488,796 Charles L. Ladner 69,221,850 12,438,145 John A. Moore 69,155,197 12,554,798 Maureen R. Ford
68,870,675 12,839,320

The shareholders also ratified the Trustees' selection of Deloitte & Touche LLP as the Fund's independent auditors for the fiscal period ending October 31, 2003, with the votes tabulated as follows: 71,978,944 FOR, 706,418 AGAINST and 9,024,632 ABSTAINING.

A shareholder proposal recommending that the Board consider merging the Fund into the John Hancock Regional Bank Fund was rejected, with the votes tabulated as follows: 18,516,875 FOR, 24,555,030 AGAINST and 1,703,101 ABSTAINING.